SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       COMMUNITY INVESTMENT PARTNERS, L.P.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No filing fee  required.
[X]  Fee computed on table below per Exchange Act Rules 14a-6(h)(i)(1) and 0-11.

     (1)  Title  of each  class of  securities  to  which  transaction  applies:

     (2)  Aggregate   number  of  securities  to  which   transaction   applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          The aggregate estimated value of the publicly-traded securities to be sold is $558,412.00; the aggregate value of the privately-held assets to be sold to affiliate is $105,583.00.

     (4)  Proposed  maximum  aggregate  value  of  transaction:  $663,995.00

     (5)  Total fee paid: $133.00

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

COMMUNITY INVESTMENT PARTNERS, L.P.
12555 Manchester Road
St.  Louis, Missouri 63131

                                                             September ___, 1999
Dear Limited Partner:

         You are cordially invited to attend a Special Meeting of Limited Partners (the "Special Meeting") of Community Investment Partners, L.P. (the "Partnership") to be held at 9:00 A.M. (St. Louis time) on October 4, 1999 at 12555 Manchester Road, Room 1012, St. Louis, Missouri.

          At the Special Meeting, the Limited Partners will consider two proposals (the "Proposals") which request authority to: (i) sell certain of the Partnership's assets to EDJ Ventures, Ltd., L.P. (the "Purchasing Affiliate"), an affiliate of the Partnership which owns a 99% limited partner interest in and is under common control with CIP Management L.P, LLLP, the managing general partner of the Partnership ("Proposal 1"); and (ii) sell the Partnership's remaining assets, which sales would effect the dissolution of the Partnership ("Proposal 2"). The assets covered under Proposal 1 are the remaining right to receive payments of (a) $48,375 on July 31, 2000 and 2001 from an escrow account, contingent upon and subject to reduction by any indemnity claims that Alcon Surgical, Inc. might successfully assert pursuant to the merger of Innovation Medical Technologies, Inc., a company in which the Partnership had previously invested, with Alcon Surgical, Inc.; and (b) $24,057, payable in 22 quarterly installments of $1,093, contingent upon and subject to reduction by any indemnity claims that National Vision might successfully assert pursuant to its purchase of Frame-n-Lens Optical, Inc., a company in which the Partnership had previously invested. The assets to be sold pursuant to Proposal 2 are the remaining publicly-traded securities owned by the Partnership which would be sold through the open market.

         Since the Partnership has elected to be regulated as a business development company under the Investment Company Act of 1940, the Purchasing Affiliate must receive an exemption from the Securities and Exchange Commission (the "Commission") under Section 57(c) to permit the Purchasing Affiliate to purchase an asset from the Partnership. The Purchasing Affiliate and the Partnership have submitted a request for such an exemption to the Commission. Any sales made pursuant to Proposal 1 will be conditioned upon the receipt of an exemption from the Commission.

          Approval of the Proposals and the subsequent sales of the Partnership's assets would result in the dissolution of the Partnership. Upon the dissolution of the Partnership, the Partnership's Independent General Partners are required to liquidate the Partnership and distribute the proceeds of such liquidation to, among others, the Partners in accordance with the terms of the Amended and Restated Certificate and Agreement of Limited Partnership, dated March, 1990 (the "Partnership Agreement"). THE GENERAL PARTNERS WILL NOT RECEIVE ANY FEES IN CONNECTION WITH ANY SALES OR THE LIQUIDATION OF THE PARTNERSHIP.

         The materials accompanying this letter, which include a Notice of Special Meeting, a Proxy Statement relating to the actions to be taken by the Limited Partners at the Special Meeting and a Proxy card, discuss the Proposals in greater detail.

          The Partnership Agreement requires the consent of the Limited Partners prior to the sale of all or substantially all of the Partnership's assets. The Independent General Partners have selected August 20, 1999 as the record date for the Special Meeting, entitling Limited Partners who owned units of limited partnership on the record date to vote in accordance with such units. A majority in interest of the Limited Partners must approve the Proposals, which would effect a dissolution of the Partnership. As such, a vote in favor of the Proposals will also be a vote in favor of the subsequent dissolution of the Partnership. Accordingly, Limited Partners (excluding the Purchasing Affiliate) holding at least 34,011 units of limited partnership, are required to approve Proposal 1 in order for any sales to the Purchasing Affiliate to become effective. The Purchasing Affiliate will not be entitled to vote its units of limited partnership due to its interest in Proposal 1. Limited Partners (including the Purchasing Affiliate) holding at least 43,911 units of limited partnership will be required to approve Proposal 2 in order for any sales and subsequent dissolution to become effective.

         Whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy or proxies in the enclosed postage pre-paid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy or proxies. It is important that your limited partnership units be represented and voted at the Special Meeting.

                                       Sincerely,

                                       COMMUNITY INVESTMENT PARTNERS, L.P.
                                       By:  CIP Management, L.P., LLLP, Managing
                                            General Partner

                                       By:  CIP Management, Inc., its Managing
                                            General Partner

                                       By:
                                           -------------------------------------
                                           Name: Daniel A. Burkhardt,  President

COMMUNITY INVESTMENT PARTNERS, L.P.
12555 Manchester Road
St.  Louis, Missouri 63131


                  NOTICE OF SPECIAL MEETING OF LIMITED PARTNERS
                           TO BE HELD OCTOBER 4, 1999



To the Limited Partners of Community Investment Partners, L.P.:

         Notice is hereby given that a Special Meeting of Limited Partners (the "Special Meeting") of Community Investment Partners, L.P. (the "Partnership") to be held at 9:00 A.M. (St. Louis time) on October 4, 1999 at 12555 Manchester Road, Room 1012, St. Louis, Missouri, for the following purposes:

          o Approve Proposal 1 which seeks consent to sell certain of the Partnership's assets to EDJ Ventures, Ltd., L.P. (the "Purchasing Affiliate"), an affiliate of CIP Management, L.P., LLLP, the managing general partner of the Partnership (the "Managing
               General Partner"). The assets comprise the Partnership's remaining rights to receive payments of (i) $48,375 on July 31, 2000 and 2001 from an escrow account, contingent upon and subject to reduction by any indemnity claims that Alcon Surgical, Inc. might successfully assert pursuant to the merger of Innovation Medical Technologies, Inc., a company in which the Partnership had previously invested, with Alcon Surgical, Inc.; and (b)
               $24,057, payable in 22 quarterly installments of $1,093, contingent upon and subject to reduction by any indemnity claims that National Vision might successfully assert pursuant to its purchase of Frame-n-Lens Optical, Inc., a company in which the Partnership had previously invested; and

          o Approve Proposal 2 which seeks authority to sell the remaining assets of the Partnership which would lead to a dissolution of the Partnership. The remaining assets (excluding those described in Proposal 1) consist of publicly-traded securities owned by the Partnership which would be sold through the open market.

         Sales made pursuant to the Proposals would constitute the sale of substantially all of the assets of the Partnership and would therefore, in accordance with the terms of the Amended and Restated Certificate and Agreement of Limited Partnership dated March, 1990, result in the dissolution of the Partnership.

         Since the Partnership has elected to be regulated as a business development company under the Investment Company Act of 1940, the Purchasing Affiliate must receive an exemption from the Securities and Exchange Commission (the "Commission") under Section 57(c) to effectuate the purchase of an asset from the Partnership. The Purchasing Affiliate and the Partnership have submitted a request for such an exemption to the Commission. Sales made pursuant to Proposal 1 would be conditioned upon the receipt of an exemption from the Commission.

The foregoing Proposals are more particularly described in the accompanying Proxy Statement.

          Limited Partners of record at the close of business on August 20, 1999 have been provided with notice of the Special Meeting. Each Limited Partner owning interests in the Partnership on August 20, 1999 shall be entitled to vote such interests at the Special Meeting. The affirmative vote of the Limited Partners whose combined units of limited partnership represent at least a majority of the total units of limited partnership is required for approval of the Proposals. This means that Limited Partners (excluding the Purchasing Affiliate) holding at least 34,011 units of Limited Partnership must vote in favor of Proposal 1 in order for any sales made pursuant to Proposal 1 to be deemed approved by the Limited Partners. The Purchasing Affiliate will not be entitled to vote its units of Limited Partnership for Proposal 1 due to its interest in Proposal 1. Limited Partners (including the Purchasing Affiliate) holding at least 43,911 units of limited partnership will be required to approve Proposal 2 in order for any sales and subsequent dissolution to become effective. Failure to vote will be considered a vote against the Proposals.

         The General Partners have already approved the Proposals.

         Even if you plan to be present at the Special Meeting, please fill in, date, sign and promptly mail the enclosed proxy or proxies in the enclosed postage pre-paid envelope to ensure that your units of limited partnership interest are represented at the Special Meeting. If you attend the Special
Meeting, you may vote in person if you wish to do so even though you have previously sent in your proxy or proxies. Should you wish to change your proxy or proxies, you may revoke a proxy by granting a subsequent proxy to the Managing General Partner or to a third party. Proxies which attempt to vote on behalf of units not owned by the Limited Partner giving the proxy will be disregarded.

                                        By order of the Managing General Partner

                                        CIP Management, L.P., LLLP

                                        By: CIP Management, Inc., its Managing
                                            General Partner

                                        By:
                                            -----------------------------------
                                            Name: Daniel A. Burkhardt, President

September ___, 1999
St. Louis, Missouri

COMMUNITY INVESTMENT PARTNERS, L.P.
12555 Manchester Road
St. Louis, Missouri 63131



                                 PROXY STATEMENT

                       SPECIAL MEETING OF LIMITED PARTNERS
                           TO BE HELD OCTOBER 4, 1999

         The enclosed Proxy (the "Proxy") is solicited on behalf of Community Investment Partners, L.P., a Missouri limited partnership (the "Partnership"), for use at the Special Meeting of Limited Partners (the "Special Meeting") to be held at 9:00 A.M. on October 4, 1999, at 12555 Manchester Road, Room 1012, St. Louis, Missouri, and at any continuance(s) or adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Limited Partners (the "Notice of Special Meeting"). This proxy statement (the "Proxy Statement") and the enclosed form of Proxy are being first mailed to Limited Partners on or about September [ ], 1999. Capitalized terms used, but not defined, herein shall have the meaning assigned to such terms in the Partnership's Amended and Restated Certificate and Agreement of Limited Partnership dated March, 1990 (as amended and supplemented from time to time, the "Partnership Agreement").

         The close of business on August 20, 1999 has been fixed by the Independent General Partners as the record date for the determination of the Limited Partners entitled to receive notice of and vote at the Special Meeting. As of August 20, 1999, there were 101 Limited Partners who were record holders of units of limited partnership interest ("Units") in the Partnership. Each Unit represents a $25.00 Capital Contribution to the Partnership.

         Each Limited Partner who owned Units on the record date is entitled to one vote per Unit then owned. All properly executed Proxies in the accompanying form received prior to the Special Meeting will be voted in accordance with instructions given in the Proxies, except that Proxies received from parties who did not own the number of Units specified on the Proxy on the record date will be disregarded to the extent, and only to the extent, that such Units were not owned by such party on the record date. A Limited Partner may revoke his/her Proxy at any time before it is voted by delivering to the Partnership another proxy bearing a later date, by submitting written notice to the Partnership of such revocation, or by appearing in person at the Special Meeting and casting a contrary vote.

          At the Special Meeting, two proposals (the "Proposals") will be considered. Proposal 1 relates to the sales of two assets (the "Affiliate Sales") to EDJ Ventures, Ltd., L.P. (the "Purchasing Affiliate"), an affiliate of CIP Management, L.P., LLLP, a Missouri limited liability limited partnership which is the managing general partner of the Partnership (the "Managing General Partner," and together with the Independent General Partners, the "General Partners"). As described in more detail below under "BACKGROUND OF THE
PARTNERSHIP AND THE PURCHASING AFFILIATE," the Purchasing Affiliate is a 99% limited partner in the Managing General Partner of the Partnership and is under common control with the Managing General Partner. The Affiliate Sales would encompass the Partnership's remaining rights to receive payments of: (i) $48,375 on July 31, 2000 and $48,375 on July 31, 2001 from an escrow account, contingent upon and subject to reduction by any indemnity claims that Alcon Surgical, Inc. might successfully assert pursuant to the merger of Innovation Medical Technologies, Inc., a company in which the Partnership had previously invested, with Alcon Surgical, Inc.; and (ii) $24,057, payable in 22 quarterly installments of $1,093, contingent upon and subject to reduction by any indemnity claims that National Vision Associates, Ltd. might successfully assert pursuant to its purchase of Frame-n-Lens Optical, Inc., a company in which the Partnership had previously invested.

         Proposal 2 seeks authority to sell the Partnership's remaining assets (excluding the two described in Proposal 1) which consist of publicly-traded securities (the "Securities") that would be sold through the public market and thereby effect the dissolution of the Partnership. The Securities are described in more detail below under "PROPOSAL 2". Together the assets to be sold pursuant to Proposal 1 and the Securities to be sold pursuant to Proposal 2 shall be referred to as the "Assets" and the sales to be made thereunder shall be referred to as the "Sales."

         In addition, Limited Partners should note that the Sales would constitute the sale of substantially all of the assets of the Partnership.
Section 5.2(B)(i) of the Partnership Agreement requires the consent of the Limited Partners prior to the sale of all or substantially all of the Partnership's assets. As such, a vote in favor of the Proposals will also be a vote in favor of the sale of all or substantially all of the Partnership's assets for purposes of Section 5.2(B)(i) of the Partnership Agreement. Limited Partners (excluding the Purchasing Affiliate) holding at least 34,011 Units are required to approve Proposal 1 in order for the Partnership to be authorized to effectuate the Affiliate Sales. The Purchasing Affiliate will not be entitled to vote its Units due to its interest in Proposal 1. Limited Partners (including the Purchasing Affiliate) holding at least 43,911 Units will be required to approve Proposal 2 in order for any sales and subsequent dissolution to become effective.

         Moreover, a sale of all or substantially all of the Partnership's assets constitutes an event of dissolution pursuant to Section 9.1.1 of the Partnership Agreement. Therefore, if the Proposals are approved by the requisite Limited Partners and the Partnership consummates the Sales, the Partnership will dissolve. Upon the dissolution of the Partnership, the Independent General Partners are required to liquidate the Partnership in accordance with the terms of the Partnership Agreement. THE GENERAL PARTNERS WILL NOT RECEIVE ANY COMMISSION OR OTHER FEES IN CONNECTION WITH THE SALES OR THE SUBSEQUENT LIQUIDATION OF THE PARTNERSHIP.

         Further, as the Partnership has elected to be regulated as a business development company (a "BDC") under the Investment Company Act of 1940 (the
"1940 Act"), the Purchasing Affiliate must receive an exemption from the Securities and Exchange Commission (the "Commission") under Section 57(c) to effectuate the purchase of an asset from an affiliate. The Purchasing Affiliate and the Partnership have submitted a request for such an exemption to the Commission. The Affiliate Sales would therefore be conditioned upon the receipt of the requested exemption from the Commission.

         Proxies marked "withhold authority" with respect to the Proposals will have the same effect as if the Units represented thereby were voted against the Proposals. Furthermore, because the actions undertaken at the Special Meeting require the consent of the Limited Partners, rather than a percentage of Units represented, Units not represented at the Special Meeting will have the same effect as Units voted against the Proposals. You may revoke a Proxy by granting a subsequent proxy. The subsequent proxy may either be granted to the Managing General Partner or to a third party.

         The Partnership will pay all costs of preparing and soliciting Proxies for the Special Meeting. In addition to solicitation by mail, the Partnership may solicit Proxies from Limited Partners personally or by telephone.

                            SUMMARY OF THE PROPOSALS

The Proposed Sales

         The   Managing  General  Partner  requests  the approval of the Limited
Partners to

         (1) sell to the Purchasing Affiliate, subject to the grant of an exemptive order from the Commission to permit the Affiliate Sales, the Partnership's remaining rights to receive payments of: (a) $48,375 on July 31, 2000 and $48,375 on July 31, 2001
                  from an escrow account, contingent upon and subject to reduction by any indemnity claims that Alcon Surgical, Inc. might successfully assert pursuant to the merger of Innovation Medical Technologies, Inc. with Alcon Surgical, Inc., which resulted from the Partnership's investments in Innovation Medical Technologies, Inc.; and (b) $24,057, payable in 22 quarterly installments of $1,093, contingent upon and subject to reduction by any indemnity claims that National Vision Associates, Ltd. might successfully assert pursuant to its purchase of Frame-n-Lens Optical, Inc., which resulted from the Partnership's investments in Vision Partners, L.P. and its investment in Frame-n-Lens Optical, Inc. The prices to be paid by the Purchasing Affiliate are equal to the present values of these assets, as determined using a discount rate of 8%; and

         (2) sell the remaining assets of the Partnership which will effect a dissolution of the Partnership. These remaining assets consist of publicly-traded securities owned by the Partnership which would be sold through the open market at prices determined by the market.

         The  Assets   constitute   substantially  all  of  the  assets  of  the
Partnership and as such the Sales would lead to the dissolution of the Partnership, pursuant to Section 9.1.1 of the Partnership Agreement.

Reasons for the Sales

         The General Partners believe it would be in the best interests of the Limited Partners and the Partnership to effectuate the Sales and dissolve the Partnership. This belief is based on the following factors:

                    o Consummation of the Sales would result in the dissolution of the Partnership. The Partnership is no longer making portfolio investments, yet must continue to comply with Commission reporting requirements, the costs of which are not insignificant;

                    o Based on the factors described under the heading "REASONS FOR THE SALES" beginning on page 7 of this Proxy Statement, The General Partners believe that the Affiliate Sales are fair to and are in the best interests of the Limited Partners; and

                    o The Securities can be easily liquidated in the open market ensuring a reasonable price for the Limited Partners.

THE GENERAL PARTNERS RECOMMEND A VOTE FOR EACH PROPOSAL ON THE ENCLOSED PROXY CARD.


           BACKGROUND OF THE PARTNERSHIP AND THE PURCHASING AFFILIATE

The Partnership

         The Partnership is a limited partnership which was organized under Missouri law on October 10, 1989. In March 1990, limited partnership units in the Partnership were sold in a public offering through Edward D. Jones & Co. as selling agent. The Partnership sold 91,820 units of limited partnership interest for an aggregate price of $2,295,500. After offering expenses of approximately $122,000, the Partnership received approximately $2,173,500 in proceeds available for investment. The Partnership has elected to be regulated as a BDC and is required to and has invested at least 70% of its total assets in qualifying investments as specified in the 1940 Act.

         There is no established public trading market for the limited partnership interests of the Partnership. As of August 20, 1999, there were 104 holders of units in the Partnership; 87,820 units were held by Limited Partners and 20,000 units were held by General Partners.

         Investment Objective. The investment objective of the Partnership has been to seek long-term capital appreciation by making investments in companies which the Managing General Partner believed offered long-term growth possibilities. The Partnership has sought to achieve this objective by investing in companies that the Managing General Partner believed offered special opportunities for growth. The securities acquired have consisted primarily of common stock and securities convertible into common stock and a combination of equity and debt securities and warrants, options and other rights to acquire such securities. The Partnership has provided investors with the opportunity to participate with a minimum investment of $2,500 ($2,000 in the case of IRAs) in investments which were generally not available to the public and which typically required substantially larger commitments.

         The Partnership is no longer making portfolio investments.

         Management. The Managing General Partner is responsible for the Partnership's portfolio company investments, subject to the supervision of the Independent General Partners. The Managing General Partner also performs the management and administrative services necessary for the operation of the Partnership, including arranging for services to be performed by affiliates and managing the Partnership's money-market investments. The Managing General Partner receives no fee for its services but is reimbursed by the Partnership for certain expenses.

         The Independent General Partners provide overall guidance and supervision with respect to the operations of the Partnership and perform the various duties imposed on the directors of a BDC by the 1940 Act. In addition, the Independent General Partners supervise the management and underwriting arrangement of the Partnership, the custody arrangement with respect to portfolio securities, the selection of accountants, fidelity bonding and transactions with affiliates. The Independent General Partners are "interested persons" for purposes of the 1940 Act; however, the Partnership has obtained an exemptive order from the Commission permitting them to be considered disinterested persons.

         The Managing General Partner was formed as a Missouri limited partnership on October 10, 1989 and initially registered as a limited liability limited partnership on July 23, 1997. CIP Management, Inc., a Missouri corporation, holds a 1% general partner interest in and is the manager of the Managing General Partner. The Purchasing Affiliate owns a 99% limited partner interest in the Managing General Partner. Conestoga Securities, Inc. owns 100% of CIP Management, Inc. and is the sole general partner of the Purchasing Affiliate, holding a 1% general partner interest. Conestoga Securities, Inc. is wholly owned by Edward D. Jones & Co., L.P.

The Purchasing Affiliate

         The Purchasing Affiliate was formed on May 21, 1982 to hold investments in other entities and is part of The Jones Financial Companies, L.P., LLP network. The Purchasing Affiliate became a Missouri limited partnership on September 8, 1989. The Purchasing Affiliate's sole general partner, Conestoga Securities, Inc., which owns a 1% general partner interest, is wholly owned by Edward D. Jones & Co., L.P. ("Edward Jones"), a Missouri limited partnership formed in 1987. Edward Jones is wholly owned by The Jones Financial Companies, L.P., LLP, a Missouri limited partnership that has registered as a limited liability partnership under Missouri law.

         Edward Jones operates over 4,000 brokerage offices in the United States, Canada, and the United Kingdom which engage in investment brokerage, generally catering to individual investors. As a company, Edward Jones also engages in transactions as an underwriter, distributor, and/or dealer and serves as an investment banker for corporate clients. Edward Jones has been the selling agent in three business development companies, including the Partnership. The other two are Community Investment Partners II, L.P. ("CIP II"), and Community

Investment Partners III, L.P, LLLP ("CIP III"). Each of the CIP II and the CIP III has CIP Management, L.P., LLLP as its managing general partner.


                                   PROPOSAL 1

The Assets to be Sold

         Innovation Medical Technologies, Inc. ("IMT"). The Partnership first invested in IMT, a manufacturer of highly specialized medical instruments for use in ophthalmic surgery, in July of 1991 when it purchased 5,769 shares of 6% Class A Cumulative Convertible Preferred Stock at a cost of $149,994. In March 1992, the Partnership purchased 5,625 shares of 6% Class B Convertible Preferred Stock at a cost of $90,000. In September 1992, the Partnership purchased 5% Term Notes due December 31, 1997 and warrants to purchase 14,440 shares of Common Stock at $2.50 per share, expiring December 31, 2000, for an aggregate cost of $40,763. Finally, in May 1994, the Partnership purchased 5% Term Notes due December 31, 1997 and warrants to purchase 2,800 shares of Common Stock at $5.00 per share, expiring December 31, 2002, for an aggregate cost of $15,008. The Term Notes referred to above were paid in full in December 1997 for a total of $61,348 plus $85 in additional interest.

         On July 30, 1998, IMT merged with Alcon Surgical, Inc. ("Alcon") in a stock for cash merger transaction. the Partnership's investment in IMT was liquidated and the Partnership received $1,346,621 in proceeds and $8,413 in dividends on the preferred stock. Pursuant to an indemnity arrangement related to the merger, Alcon placed $274,315 of the merger consideration otherwise payable to the Partnership in escrow as security for certain indemnity obligations of the Partnership, with interest on the account to remain in the account and be continually reinvested. The Partnership received $63,975 on July 30, 1998 and $96,750 on July 31, 1999 from the escrow account. The Partnership may receive disbursements of $48,375 on July 31, 2000 and $48,375 on July 31, 2001. These disbursements are contingent upon and subject to any indemnity claims Alcon may might successfully assert against the Partnership pursuant to the merger of IMT with Alcon. The Partnership desires to sell the right to receive the latter two disbursements, only, totaling $96,750 (the "IMT Asset").

         Vision Partners, L.P. ("Vision Partners"). The other asset that the Partnership desires to sell to the Purchasing Affiliate is a right to receive a stream of payments from National Vision Associates, Ltd. ("National Vision"), which right is the result of the Partnership's investment in Vision Partners, L.P., a limited partnership which owns stock in Family Vision Center, Inc. Family Vision Center, Inc. operates leased optical departments in host stores. The Partnership first invested in Vision Partners in October 1992 when it purchased limited partnership interests amounting to $450,000. In December 1993, the Partnership purchased additional limited partnership interests in the amount of $124,965, for a total investment of $574,965.

         Vision Partners in turn invested in Frame-n-Lens Optical, Inc. ("Frame-n-Lens") which was purchased by National Vision in 1998. Upon the sale of its stock in Frame-n-Lens, Vision Partners received $940,000 initially and made an initial distribution of $114,475 from the proceeds to the Partnership. Vision Partners will also receive a $210,000 deferred payment, in 24 quarterly installments. Half of this deferred payment is available to satisfy any indemnification obligations of Vision Partners in connection with the sale of the stock of Frame-n-Lens to National Vision. The Partnership's interest in this deferred payment consists of the right to receive from National Vision, contingent upon and subject to reduction by any indemnity claims National Vision might successfully assert pursuant to its purchase of Frame-n-Lens, $26,243 payable in 24 equal quarterly installments of $1,093. Two payments have been made to date, and the remaining amount payable is $24,057. At this time quarterly payments are being withheld pending the outcome of an Internal Revenue Service audit and lawsuit.

         The closing of the sale by Vision Partners to National Vision concluded the investments in the optical industry by Vision Partners. Vision Partners has since been liquidated. This asset shall be referred to as the "Vision Partners Asset."

The Purchase Prices

         In January, 1999, the Managing General Partner began considering the liquidation and dissolution of the Partnership. The Partnership was no longer making investments and substantially all investments had been liquidated. The only assets which were not securities of publicly traded companies were the IMT Asset and the Vision Partners Asset. The Managing General Partner then proposed to offer to sell those assets to the Purchasing Affiliate, in order to facilitate the orderly liquidation and dissolution of the Partnership. In light of the Partnership's desire to liquidate and dissolve, the Purchasing Affiliate agreed to purchase the IMT and the Visions Partners Assets as an accommodation to the Partnership, many of whose unitholders are clients or employees of its affiliate Edward Jones.

         On April 19, 1999, the Purchasing Affiliate agreed to purchase the IMT Asset for a cash purchase price equal to the present value of the IMT Asset, or $86,283, and the Vision Partners Asset for a cash purchase price equal to the present value of the Vision Partners Asset, or $19,300, subject to the grant of an exemptive order from the Commission and the required approval of the Limited Partners. The Managing General Partner and the Purchasing Affiliate determined the purchase prices for the IMT and the Vision Partners Assets from their present values, assuming that they would be paid in full, using a discount rate of 8%. The General Partners believe that such discount rates are reasonable.


                                   PROPOSAL 2

The Securities

         Proposal 2 seeks authority to sell the publicly-traded securities owned by the Partnership, which are substantially all of the assets of the Partnership, and subsequently dissolve the Partnership. As of August 20, 1999, the Securities include:

          o 13,070 shares Common Stock of Intermedia Communications of Florida, valued at $294,075;

          o 13,680 shares Common Stock of Citation Computers, valued at $29,070;

          o 68,563 shares Common Stock of Isolyser Company, valued at $224,969; and

          o 27,100 shares Common Stock of Saztec International, Inc., valued at $10,298 (on June 30, 1999).

These Securities are described in more detail in the "Schedule of Portfolio Investments" included within the Quarterly Report filed on Form 10-Q and the Annual Report filed on Form 10-K enclosed with the Proxy Materials. The valuations of the Securities (excluding the Saztec International, Inc. Common Stock) were determined as of August 20, 1999 from the latest reported sales prices on that day and are subject to change without notice. Due to limited trading, the valuation of the Common Stock of Saztec International, Inc. was determined as of June 30, 1999.

The Purchase Prices

         The Securities will be sold in the open market according to the prices determined by the market and at such times as the General Partners determine are in the best interests of the Partnership. The General Partners give no assurance that the prices of the Securities will be in accordance with the above-listed values of the Securities upon their sales. The Partnership may receive proceeds greater or less than the valuations listed above. However, in light of the fact that the prices will be determined by normal market forces, the General Partners believe that the Limited Partners will receive reasonable prices for each of the Securities.

Dissolution

         As described more fully below under "OTHER FACTORS TO CONSIDER", upon the sales of the Securities, the Partnership will dissolve and the Independent General Partners will be required to liquidate the Partnership.

                      FEDERAL/STATE REGULATORY REQUIREMENTS
                              RELATING TO THE SALES

         The Affiliate Sales are conditioned upon the receipt of an exemptive order from the Commission under Section 57(c) of the Investment Company Act of 1940 permitting the Affiliate Sales. The Purchasing Affiliate and the Partnership have filed an application with the Commission requesting such an exemption.


                        ACCOUNTING TREATMENT OF THE SALES

         The Sales will be accounted for as sales of the assets of the Partnership.


                     LACK OF DISSENTERS' RIGHTS OF APPRAISAL

         Limited Partners will not be entitled to dissenters' rights under Missouri law or under any other statute or under the terms of the Partnership Agreement in connection with the Sales.


                              REASONS FOR THE SALES

         The General Partners have considered the appropriate course of action to take with regard to the Assets. They have decided that the most prudent course of action for the Partnership is to sell the IMT and Vision Partners Assets to the Purchasing Affiliate, sell the Securities in the open market and dissolve the Partnership. The General Partners' decision has been based on the following factors:

         1. Consummation of the Sales would result in the dissolution of the Partnership and require the Independent General Partners to liquidate the Partnership.

         The Partnership desires to dissolve. It is no longer making portfolio investments and the costs and expenses to the Partnership to comply with periodic reporting requirements of the Securities Exchange Act of 1934 are not insignificant. The Purchasing Affiliate has offered to purchase the IMT and the Vision Partners Assets and the Securities can be easily liquidated in the open market allowing for orderly sales of the Assets, dissolution and liquidation.

          The Managing General Partner estimates that an aggregate of approximately $628,995.00, or approximately $5.83 per Unit, of the aggregate sales proceeds will be available for distribution to the Limited Partners following the application of customary expenses. The following table shows the expected net proceeds from the Sales, the application of certain of the proceeds to the anticipated closing costs and the disposition of the proceeds of the Sales. Note that the Estimated Total Purchase Prices for the Securities is an approximate figure, based upon the valuations of the Securities on August 20, 1999 and June 30, 1999. The total purchase prices actually received may be greater or less than the figure listed. The Securities are described in more detail above under "PROPOSAL 2".

         THE SALES

         Purchase Price for IMT Asset:                           $ 86,283.00

         Purchase Price for Vision Partners Asset:               $ 19,300.00

         Estimated Total Purchase Prices for the Securities:     $558,412.00

         Less Expenses (Primarily Legal Fees):                   $ 35,000.00

         Estimated Net Proceeds to the Partnership:              $628,995.00

         Total Number of Units:                                     107, 820

         Estimated Proceeds Per Unit:                                  $5.83

         2. The Purchasing Affiliate is willing to purchase the IMT Asset and the Vision Partners Asset from the Partnership at prices that are fair in light of their contingent natures.

         The Purchasing Affiliate has consented to purchase the IMT and Visions Partners Assets as an accommodation to the Partnership in consideration of its relationship to the Partnership and many of its General and Limited Partners. The General Partners believe that the considerations to be paid to the Partnership--i.e., $86,283 for the IMT Asset and $19,300 for the Vision Partners Asset are fair to the Limited Partners. The Managing General Partner and the Purchasing Affiliate determined the purchase prices for the IMT and the Vision Partners Assets from their present values, assuming that they would be paid in full, using discount rates of 8%.
The General Partners believe that such discount rates are reasonable.

         As noted above, the IMT Asset is contingent upon any indemnity claims Alcon might successfully assert against the Partnership, and the Vision Partners Asset is contingent upon any indemnity claims National Vision might successfully assert against the Partnership. The General Partners believe that prices are reasonable and fair to the Limited Partners in light of: (i) the risk the Purchasing Affiliate has taken in purchasing these assets though their actual values are unknown (the Purchasing Affiliate may not receive any disbursement from the IMT or the Visions Partners Assets, recognizing total losses); (ii) the fact that any values these assets may have cannot be fully realized for two years for the IMT Asset and six years for the Vision Partners Asset; and (iii) the difficulty the Purchasing Affiliate would face should the Purchasing Affiliate attempt to liquidate the IMT or the Vision Partners Assets because of their contingent natures and their delayed realizations.

THE  GENERAL  PARTNERS  RECOMMEND  A  VOTE  FOR  PROPOSAL  1  TO  AUTHORIZE  THE
PARTNERSHIP TO SELL THE IMT ASSET AND THE VISION PARTNERS ASSET TO THE PURCHASING AFFILIATE ON THE ENCLOSED PROXY CARD.

THE GENERAL PARTNERS RECOMMEND A VOTE FOR PROPOSAL 2 TO AUTHORIZE THE PARTNERSHIP TO SELL THE SECURITIES ON THE OPEN MARKET AND SUBSEQUENTLY DISSOLVE THE PARTNERSHIP.


                            OTHER FACTORS TO CONSIDER

Required SEC Exemption

         As noted, the Partnership is regulated under the 1940 Act. It affiliates are therefore prohibited, under Section 57(a)(2) of the 1940 Act, from purchasing any security or other property of the Partnership, other than the Partnership's own securities. Sections 57(b) and 2(a)(3) of the 1940 Act make clear that the Purchasing Affiliate is an affiliate of the Partnership.

         However, Section 57(c) of the 1940 Act permits the Commission to exempt transactions from the application of Section 57(a)(2) upon a showing that the terms of the transaction are reasonable, fair, do not overreach on the part of anyone involved, and are consistent with the objectives of the BDC involved and with the principles of the 1940 Act. The Partnership and the Purchasing Affiliate have made an application to the Commission for such an exemption.

         The Affiliate Sales are therefore conditioned upon the receipt of the requested exemption from the Commission. Any vote of the Limited Partners to approve the Affiliate Sales will only be effective if the Affiliate Sales are approved by the Commission as well. In the event the Commission does not grant the requested exemption, the Affiliate Sales will not take effect, regardless of the consent or lack thereof of the Limited Partners, and the Partnership will continue to explore avenues for liquidating and dissolving the Partnership.

Dissolution

         According to Section 9.1.1 of the Partnership Agreement, the Partnership shall dissolve upon the sale at one time or all or substantially all of the Partnership's assets. The Securities constitute substantially all of the

Partnership's assets. If Proposal 2 is approved by the Limited Partners, the Partnership will dissolve upon the effective date of the sales of the Securities.

         Upon the dissolution of the Partnership, the Independent General Partners shall wind up the affairs of the Partnership under Section 9.2 of the Partnership Agreement. After payment of debts and liabilities of the Partnership and the establishment, if the Independent General Partners so choose, of an account to cover contingent or unforeseen liabilities, the Independent General Partners will distribute remaining assets to the Limited and General Partners pro rata according to their original Capital Contributions.


                          FEDERAL AND STATE INCOME TAX
                            CONSEQUENCES OF THE SALES

General

         The Sales, if approved, will have certain tax implications to the Limited Partners that must be considered. The following summarizes the material federal income tax consequences arising from the Sales and liquidation of the Partnership. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, court decisions and published positions of the Internal Revenue Service (the "Service"), each as in effect on the date of this Proxy Statement. There can be no assurance that the Service will agree with the conclusions stated herein or that future legislation or administrative changes or court decisions will not significantly modify the federal or state income tax law regarding the matters described herein, potentially with retroactive effect. This summary is not intended to, and should not, be considered an opinion respecting the federal or state income tax consequences of the Sales. Further, this summary is not intended to provide tax or other legal advice to any Limited Partner.

         The following summarizes the material federal income tax consequences of the Sales and the liquidation of the Partnership to investors who are individual citizens or residents of the United States. It does not address, among other things, the special tax consequences of foreign investors, trusts, tax-exempt entities or corporations.

Federal Income Tax Consequences of the Sales of the Partnership Assets

         The federal income tax consequences to the Partners of the Sales will depend upon the individual circumstances of each Partner (including each Partner's tax basis in the units owned). In general, however, upon a sale of assets, gain or loss will be recognized by a partnership measured by the difference between the partnership's adjusted basis in the assets and the amount realized on the sale. A partnership's adjusted basis in an asset is generally determined by its cost, including the amount of debt incurred to purchase the asset, reduced by depreciation or amortization deductions taken by the partnership with respect to the asset.

         The Partnership is not a taxable entity for federal income tax purposes. Accordingly, any gain or loss recognized by the Partnership from the Sales will be passed through to the Partners, with a Partner's share of such gain or loss being determined in accordance with the allocation provisions in the Partnership Agreement.

         Any gain or loss on the Sales (excluding any amount attributable to accrued interest, if any) should be taxed as long- or short-term capital gain and losses taxed as long- or short-term capital losses. However, if the Partnership were considered as holding securities primarily for sale to customers in the ordinary course of its trade or business (i.e. if the Partnership were treated as a "dealer"), then any gain would be treated as ordinary income. While inherently a factual question based on the facts and circumstances surrounding the purchase, holding and Sales of the Assets by the Partnership, because the Assets were likely primarily held for long-term capital appreciation in the value of the Partnership's Assets, the Partnership should not be treated as a dealer.

Federal Income Tax Consequences of the Liquidation of the Partnership

         The tax consequences of partnership distributions may differ depending upon whether the distribution is made in cash or property and depending on whether the distribution is made prior to or upon liquidation.

         Individual Partners' tax consequences of Partnership distributions may vary depending on the Partner's adjusted basis in his units. Generally, cash distributions to a Partner will be treated as a tax-free return of capital only to the extent of such Partner's adjusted basis in his units immediately before distribution.

         A Partner's initial basis in his units equaled the Capital Contribution made by such Partner for his units. A Partner's initial basis in his units was increased by (i) his proportionate share of the Partnership's nonrecourse debt,
(ii) his allocable share of the Partnership's taxable and tax-exempt income, and
(iii) his proportionate share of increases in the Partnership's nonrecourse debt. A Partner's adjusted basis in his units was decreased by (a) Partnership distributions to him (including his proportionate share of decreases in nonrecourse debt), (b) his allocable share of Partnership losses and deductions, and (c) his allocable share of nondeductible Partnership expenses which are not properly chargeable to a capital account for federal income tax purposes. A Partner's share of the Partnership gain or loss from the sale of the Assets will also affect such Partner's basis in his units.

         Gain will be recognized on a cash distribution prior to or upon liquidation only to the extent that the cash distributed (including reductions in the Partner's allocable share of Partnership nonrecourse debt) exceeds the Partner's adjusted basis in his units. Once such adjusted basis is reduced to zero, additional cash distributions generally will be treated as capital gain, provided that the Partner's interest in the Partnership is a capital asset. Losses may be recognized by reason of a liquidating cash distribution if only cash is distributed and a Partner's adjusted basis in his units exceeds the amount of such cash.

State Income Tax Consequences

         While a partnership is not generally subject to state taxes, its partners may be subject to state income taxes, if any, on their respective shares of partnership income, gain, loss and deduction in the state or states in which they reside or in which the partnership does business. Each Partner is urged to consult his tax advisor for advice as to state and local taxes which may be payable by reason of the Sales of the Assets.

Tax Conclusion

         The discussion set forth above is only a summary of the material federal income tax consequences to the Limited Partners from the Sales and liquidation. It does not address all potential tax consequences that may be applicable to a Limited Partner and may not be applicable to certain categories of Limited Partners, such as non-United States persons, corporations, insurance companies, subchapter S corporations, partnerships, tax-exempt entities or financial institutions. It also does not address the state, local or foreign tax consequences of the transactions. ACCORDINGLY, LIMITED PARTNERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC INCOME TAX CONSEQUENCES OF THE SALES AND LIQUIDATION TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.


                                 FINANCIAL DATA

     This Proxy Statement is accompanied by the Partnership's Form 10-K for the period ended December 31, 1998 (the "Form 10-K") and the Partnership's Form 10-Q for the quarter ended June 30, 1999 (the "Form 10-Q"). The information in the Form 10-K and the Form 10-Q is hereby incorporated by reference into this Proxy Statement.

Selected Historical Financial Data

     The following selected historical financial data for the Partnership for each of the years in the five-year period ended December 31, 1998, have been derived from the Partnership's financial statements, which have been audited by Pricewaterhouse Coopers, LLC as independent accountants. The data for the six-month period ended June 30, 1999 have been derived from unaudited financial statements appearing in the Partnership's Form 10-Q, and which, in the opinion of the Managing General Partner, includes all adjustments, consisting only of normal adjustments, necessary for the fair statement of the results for the unaudited periods. The selected financial data are qualified in their entirety by and should be read in conjunction with the Partnership's financial statements and related notes appearing in the Partnership's Form 10-K and in the Partnership's Form 10-Q.


                                                                           Year Ended

                                        Six Months
                                          Ended
                                         6/30/99      12/31/98      12/31/97      12/31/96      12/31/95      12/31/94

     Statement of Operations Data
          Revenues                           -            8,723        56,358        11,486         8,282         6,519
          Expenses                       13,266          28,480        18,619        13,902        27,072        43,842
          Net Realized Gains
             (Losses) on Sale of
             Investments                  2,487       1,237,319       486,662     1,647,498       594,681       (73,191)
          Net Unrealized Gains
             (Losses) on Sale of
             Investments                425,537        (733,306)     (254,746)     (652,959)      318,870        97,407
          Earnings (Loss) from
             Continuing Operations      414,758         484,256       269,655       992,123       894,761       (13,107)
          Earnings (Loss) from
             Continuing Operations
             per Unit--Limited             3.84            4.49          2.50          9.20          8.30         (0.12)
          Weighted Average Units
             Outstanding - Limited       87,820          87,820        87,820        87,820        87,820        87,820

     Balance Sheet Data
          Total Assets                  947,431         539,703     2,156,937     2,425,482     3,620,677     3,227,098
          Long Term Obligations
             (Mtg. Only)                     -               -             -             -             -             -
          Distributions per Unit             -            19.50          5.00         20.00          5.00          0.00
          Book Value per Unit              8.72            4.88         19.88         22.38         33.18         29.88
          Partners' Equity (Deficit)    940,461         525,703     2,143,937     2,413,382     3,577,659     3,221,998



                    INTERESTS OF CERTAIN PERSONS IN THE SALES

         In considering the recommendation of the General Partners with respect to the Proposals, the Limited Partners should be aware that the Managing General Partner is 99% owned by the Purchasing Affiliate and is under common control with the Purchasing Affiliate and therefore has interests in the Proposals that are different from and in addition to the interests of the Limited Partners generally in such Proposals. The General Partners were aware of these interests and took these interests into account in approving the Sales upon the terms set forth herein.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         As of June 30, 1999, the following parties are known by the Partnership to be the beneficial owners of more than 5% of the Units.

                                          Name      Amount of Beneficial        % of Limited
                                                    Ownership of Limited    Partnership Capital
                                                      Partnership Units


Mid-American Capital Co.                                   10,000                  11.39%
ATTN:  Virginia Swift
P.O. Box 657
Des Moines, IA 50303



                                          Name      Amount of Beneficial        % of Limited
                                                    Ownership of Limited    Partnership Capital
                                                      Partnership Units


EDJ Ventures Ltd.                                          19,800                  22.55%
12555 Manchester Rd.
St. Louis, MO 63131
Richard P. Kiphart                                          4,590                  5.23%
c/o William Blair & Co.
222 West Adams Street
Chicago, IL 60606-5307



                                          Name      Amount of Beneficial        % of General
                                                    Ownership of General    Partnership Capital
                                                      Partnership Units

Stanley E. Kroenke                                          4,000                  20%
c/o Community Investment Partners, L.P.
12555 Manchester Road
St. Louis, MO  63131
Tommy L. Gleason                                            4,000                  20%
c/o Community Investment Partners, L.P.
12555 Manchester Road
St. Louis, MO  63131
CIP Management, L.P., LLLP                                 12,000                  60%
12555 Manchester Road
St. Louis, MO  63131



                         CAUTIONARY STATEMENT REGARDING
                           FORWARD LOOKING STATEMENTS

         The Managing General Partner has made certain forward-looking statements in this Proxy Statement that are subject to risks and uncertainties. Forward-looking statements include those statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. For those statements, the Managing General Partner claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.


                            MARKETS AND MARKET PRICES

         There is no established public trading market on which the Units are traded and no such trading market is expected to develop in the future.

         There is no public trading market in the units of the Purchasing Affiliate and none is expected to develop in the future.


                              INDEPENDENT AUDITORS

         The financial statements of Community Investment Partners, L.P., a Missouri limited partnership, as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, incorporated in this

Proxy Statement by reference from the Partnership's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Pricewaterhouse Coopers, LLC, independent auditors.

         Representatives of Pricewaterhouse Coopers, LLC are expected to be present at the Special Meeting. These representatives will have an opportunity to make statements if they so desire and will be available to respond to appropriate questions.


                           INCORPORATION BY REFERENCE

         The following documents, which have been previously filed by the Partnership with the Securities and Exchange Commission, are hereby incorporated by reference:

          (i) The Partnership's Annual Report on Form 10-K for the year ended December 31, 1998 (filed March 30, 1999), which has been enclosed with the Proxy Materials;

         (ii) The Partnership's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (filed August 13, 1999), which has been enclosed with the Proxy Materials; and

         (iii) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Annual Report referred to in (i) above.

         Pursuant to the regulations of the Securities and Exchange Commission, the Partnership will provide to each Limited Partner of record on the date hereof, without charge and upon written or oral request of such person, copies all reports (excluding exhibits) filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Annual Report in (i) above.

         To request a copy of any of these reports, please write or telephone Marilyn Gaffney, Secretary of Community Investment Partners, L.P., at 12555 Manchester Road, St. Louis, MO 63131, (314) 515-2000.

                                      PROXY

                       COMMUNITY INVESTMENT PARTNERS, L.P.

                  This Proxy is solicited on behalf of the Partnership.

          The undersigned does hereby appoint Daniel A. Burkhardt and Marilyn A. Gaffney the true and lawful attorneys-in fact and proxies of the undersigned with full power of substitution, to vote all Units of Limited Partnership of the undersigned in Community Investment Partners, L.P. at the Special Meeting of Limited Partners to be held on October 4, 1999, commencing at 9:00 A.M., at 12555 Manchester Road, Room 1012, St. Louis, Missouri, and at any continuance(s) or adjournment(s) thereof, upon all subjects that may properly come before the Special Meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated on the reverse side of this Proxy.


                                        ----------------------------------------
                                        Date


                                        ----------------------------------------
                                        Signature


                                        ----------------------------------------
                                        Signature, if held jointly

             THE GENERAL PARTNERS RECOMMEND A VOTE FOR THE FOLLOWING

                                   PROPOSAL 1

         THE SALES OF THE PARTNERSHIP'S CONTINGENT RIGHTS TO RECEIVE PAYMENTS RESULTING FROM THE PARTNERSHIP'S INVESTMENTS IN INNOVATION MEDICAL TECHNOLOGIES, INC. AND VISION PARTNERS, L.P. TO EDJ VENTURES, LTD., L.P., AN AFFILIATE OF THE MANAGING GENERAL PARTNER, AT THE PRICES SPECIFIED IN THE PROXY STATEMENT.


         For the Affiliate Sales        Withhold authority to vote for the
                                                   Affiliate Sales
                [  ]                                     [  ]

This Proxy will be voted as specified. If no specification is made, this Proxy will be voted FOR Proposal 1.







             THE GENERAL PARTNERS RECOMMEND A VOTE FOR THE FOLLOWING

                                   PROPOSAL 2

         THE SALES OF THE PARTNERSHIP'S REMAINING SECURITIES ON THE OPEN MARKET, Which saleS if consummated, will Constitute a sale of Substantially All of the Assets of the Partnership and will result in the dissolution of the partnership.

         For the sale of the Securities   Withhold authority to vote for the
                                               sale of the Securities
                [  ]                                     [  ]

This Proxy will be voted as specified. If no specification is made, this Proxy will be voted FOR Proposal 2.